Exhibit 5.2

15668-90

May 27, 2020

Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360-5226

Re:	Cleco Corporate Holdings LLC: $300,000,000 3.375% Senior Notes due 2029:
Exhibit 5.2 (Legality)

Ladies and Gentlemen:

We have acted as counsel to Cleco Corporate Holdings LLC, a Louisiana limited liability company (the “Issuer”), in connection with its offering to exchange up to $300,000,000 aggregate principal amount of its 3.375% Senior Notes due 2029 (the “Exchange Notes”).  The Issuer has filed with the Securities and Exchange Commission a registration statement on Form S-4 on the date hereof (the “Registration Statement”), related to the issuance of the Exchange Notes to be offered by the Issuer in exchange for a like principal amount of the Issuer’s issued and outstanding 3.375% Senior Notes due 2029.  At your request, this opinion letter is furnished to you for filing as Exhibit 5.2 to the Registration Statement.

DOCUMENTS EXAMINED

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:

(a)          The Articles of Organization (Articles of Entity Conversion) of the Issuer, dated April 8, 2016 (the “Articles”), as filed in the office of the Secretary of State of the State of Louisiana on April 13, 2016;

(b)          The Operating Agreement of the Issuer, dated as of April 13, 2016 (the “Operating Agreement”), by Cleco Group LLC, as the sole member, and the Issuer;

(c)          The Amended and Restated Limited Liability Company Agreement, dated as of April 13, 2016, of Cleco Group LLC; the Amended and Restated Limited Liability Company Agreement of Cleco Partners GP LLC, dated as of April 13, 2016; and the Second Amended and Restated Agreement of Limited Partnership of Cleco Partners L.P., dated as of April 13, 2016 (collectively, the “Parent Governing Agreements”).

(d)          A Certificate of Good Standing for the Issuer, dated May 22, 2020, obtained from the Louisiana Secretary of State;

(e)          The resolutions of the Issuer and the resolutions of Cleco Group LLC, each adopted May 6, 2019, with respect to the Indenture (as defined below);

(f)          The Indenture and Supplemental Indenture No. 1 (as so supplemented, the “Indenture”), each dated as of September 11, 2019, and each between the Issuer and Regions Bank, as trustee, pursuant to which the Exchange Notes are being issued; and

(g)          The Registration Statement.

Capitalized terms used herein and not otherwise defined are used as defined in the Registration Statement.

Cleco Corporate Holdings LLC
May 27, 2020
Page:  2

RELIANCE AND ASSUMPTIONS

In our examination, we have assumed, without independently verifying the assumptions in this opinion letter, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies.

For purposes of this opinion letter, we have assumed that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Issuer.  We have further assumed that there are no documents or agreements, whether oral or written, between or among the parties to the documents reviewed by us (or any lesser combination of said parties) that alter or are inconsistent with the provisions of such documents and that would have an effect on the opinions expressed in this opinion letter.

For purposes of this opinion letter, we have further assumed that the Registration Statement has become effective, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, the Operating Agreement together with the Parent Governing Agreements constitute the entire agreement between the parties thereto with respect to the subject matter thereof, the Articles, the Operating Agreement and the Parent Governing Agreements are in full force and effect and have not been amended, and no amendment of the Articles, the Operating Agreement or the Parent Governing Agreements is pending or has been proposed.

We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction as such records of the Issuer and such agreements, certificates of public officials, certificates of officers, mangers or other representative of the Issuer and other instruments as we deemed advisable, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this opinion letter.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer or others.

OPINIONS

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications expressed below, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.          The Issuer is validly existing and in good standing as a limited liability company under the laws of the State of Louisiana.

2.          The Issuer has all corporate power and authority to issue the Exchange Notes and to execute and deliver the Indenture and to perform its obligations thereunder.

3.          The Exchange Notes have been duly authorized by the Issuer.

Cleco Corporate Holdings LLC
May 27, 2020
Page:  3

EXCEPTIONS AND QUALIFICATIONS

This opinion letter is limited to the laws of the State of Louisiana (excluding the securities and blue sky laws of the State of Louisiana), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto or the laws of any other state or any foreign jurisdiction or any matters of municipal or other local law.  Our opinions contained herein are rendered only with respect to Louisiana laws and rules, regulations and orders thereunder that are currently in effect.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this opinion letter or otherwise to advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory, regulatory or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this opinion letter with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion letter’s applicability or correctness to any person other than its addressee.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are furnishing this opinion letter to you solely in connection with the issuance of the Exchange Notes described above, and this opinion letter may be relied upon only by you, and is not to be used, relied on, circulated, quoted or otherwise referred to for any other purpose.  However, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this Firm in the prospectus contained in the Registration Statement under the section captioned “LEGAL MATTERS.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Phelps Dunbar, L.L.P.